Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Valvoline Incentive Plan and the 2016 Deferred Compensation Plan for Non-Employee Directors of Valvoline Inc. of our report dated May 31, 2016, with respect to the balance sheet of Valvoline Inc. at May 13, 2016 (date of formation), included in the Registration Statement on Form S-1 (No. 333-211720) and related Prospectus of Valvoline Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

September 30, 2016